Exhibit 4.4

FIRST AMENDMENT TO
ON ASSIGNMENT, INC.
2012 EMPLOYMENT INDUCEMENT INCENTIVE AWARD PLAN

This First Amendment (“First Amendment”) to the On Assignment, Inc. 2012 Employment Inducement Incentive Award Plan (the “Plan”) is adopted by the Board of Directors (the “Board”) of On Assignment, Inc., a Delaware corporation (the “Company”), effective as of August 31, 2012. Capitalized terms used in this First Amendment and not otherwise defined shall have the same meanings assigned to them in the Plan.

RECITALS

A.	The Company currently maintains the Plan, originally adopted on May 14, 2012.

B.	Pursuant to Section 12.1 of the Plan, the Board has the authority to amend the Plan.

C.	The Board believes it to be in the best interest of the Company to amend the Plan to increase the Share Limit.

AMENDMENT

1.	The first sentence of Section 3.1(a) of the Plan is hereby amended and restated in its entirety to read as follows:
“Subject to Section 3.1(b) and Section 12.2 hereof, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be nine hundred thirty-five thousand eight hundred sixty-one (935,861) (the “Share Limit”).”

This First Amendment shall be and hereby is incorporated in and forms a part of the Plan. Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Board has caused this First Amendment to be executed by a duly authorized officer of the Company as of the 11th day of September, 2012.

On Assignment, Inc.

By: /s/ Tarini Ramaprakash
Tarini Ramaprakash
General Counsel